Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the use in the Registration Statement on Form S-3 (No. 333-) of Trump Media & Technology Group Corp. of our report dated February 14, 2025 relating to the consolidated financial statements of Trump Media & Technology Group Corp., included in its Annual Report on Form 10-K, which appears in the Prospectus Supplement of Trump Media & Technology Group Corp. dated February 14, 2025, which forms part of the Registration Statement.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Semple, Marchal & Cooper, LLP

Certified Public Accountants

Phoenix, Arizona
April 1, 2025